Exhibit 10.1

Modine Manufacturing Company 1500 DeKoven Avenue Racine, Wisconsin 53403-2552 Tel. 262.636.1200 Fax 262.631.1742

December 4, 2025

Mr. Eric McGinnis

[address withheld]

Re:Retirement from Modine Manufacturing Company

Dear Eric:

In conjunction with recent discussions regarding the ongoing strategic planning of Modine Manufacturing Company and certain affiliates (“Modine” or the “Company”), you have expressed your desire to retire from the Company in anticipation of potential structural changes that may result from such planning. In light of other near-term personnel transitions, the Company has requested that you take on oversight of the Company’s HTS and HVAC business lines for a period of time to help facilitate these changes and minimize any resulting disruption in the Company’s operations.  Accordingly, as we have discussed, you have agreed to serve in this oversight role and maintain the title of President-Climate Solutions until your agreed upon retirement date of June 30, 2026 (the “Retirement Date”).  For a period commencing on the date you execute and deliver this letter to the Company (“Effective Date”) and ending on and including the Retirement Date (the “Transition Period”), you will continue your employment with the Company and receive your normal compensation and benefits, as described in further detail below.  Your employment during the Transition Period will remain at-will; provided, however, that nothing herein modifies your participation in the Company’s Supplemental Severance Plan under the Modine Salaried Employee Severance Plan during the Transition Period.

In addition, pursuant to certain Company incentive compensation plans, you were granted Restricted Stock Unit Awards (“RSUs”) and Performance Stock Awards (collectively “Awards”). As incentive to delay your retirement and remain employed with the Company during the Transition Period, you will receive continued vesting and accelerated vesting and payment of a number of these Awards as more specifically set forth in Attachment A. These payments will be in consideration for and contingent upon (i) your delayed retirement and continued employment through the entirety of the Transition Period and (ii) your execution and non-revocation of the release agreement attached hereto as Attachment B, to be executed by you on or after the Retirement Date in accordance with its terms. For the avoidance of doubt, none of the benefits described in Attachment A shall be provided to you in the event that your employment terminates prior to June 30, 2026.

Please note the following:

●	During the Transition Period you will continue to perform all job duties as assigned and will continue to receive your regular base pay and benefits.
●	You will accrue vacation through the Transition Period and all such unused vacation, minus typical wage and tax deductions, will be paid to you in a lump sum on the next regularly scheduled payroll following the Retirement Date.

●	Your participation in all other Modine benefit programs continues through the Transition Period and will end upon the Retirement Date. Information on your benefit plan options, including COBRA for health, dental and vision, life insurance conversion and retirement plan distributions will be shared prior to the Retirement Date.
●	You will not be eligible to receive equity / LTIP awards or a MIP award for FY27.

We also want to remind you that at the end of the Transition Period and after your Retirement Date, you will cease to be an officer of the Company.  Any person who ceases to be an officer or director (i.e., an “insider”) of the Company continues to have certain obligations under the federal securities laws. Specifically, in order to avoid penalties, you should be aware of the following

Insider Trading Restrictions. You may not buy or sell securities of the Company if you are in possession of material nonpublic information obtained from the Company or any party associated with the Company. In addition, you may not furnish ("tip") material nonpublic information about the Company to any person who might trade on the information.

Short-Swing Profit Rule Applies Up to Six months After Your Final Date of Employment. Section 16(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which subjects insiders to the disgorgement of profits on any non-exempt sale and purchase of the Company’s equity securities within a six-month period, continues to apply to non-exempt transactions that occur within less than six months of an opposite-way, non-exempt transaction that takes place while you were an officer.

Form 4. You must file a Form 4 to report any non-exempt transaction in Company stock. It is our understanding that the Company has filed on your behalf all Forms 4 required to be filed and all transactions that are reportable on a Form 4, have been reported.

Form 5. You must file a Form 5 within 45 days after the close of the Company’s FY 27 (i.e., by May 15, 2027) to report any reportable transactions (both pre- and post-employment), in each case if not previously reported on a Form 4.

Rule 144. You will remain an “affiliate” of the Company for 90 days after the end of your status as an executive officer of the Company for purposes of Rule 144 under the Exchange Act. During this period, you will be required to comply with all Rule 144 requirements and limitations in connection with any sale of the Company common stock, including, among others, Form 144 notice filing requirements.

Exit Box. We will be happy to file any necessary Forms 4 and 5 for you after June 30, 2026. However, in the event you file them yourself, please check the “exit” box in the upper left-hand corner of the form.

Section 16 and Rule 144 reporting requirements are quite complex. If you have any questions regarding reporting requirements, please don’t hesitate to consult with Erin Roth.

[Signature Page Follows]

Please indicate your acceptance of this Retirement Letter by signing where indicated below and return to me at your earliest convenience.

Sincerely,

/s/ Brian J. Agen

Brian J. Agen

Vice President, HR

Modine Manufacturing Company

I accept and agree to the terms of this Retirement Letter.

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/s/ Eric S. McGinnis	12/5/2025
Eric S. McGinnis	Date

Attachment A

Retirement Payments & Benefits

All of the benefits described below are contingent upon your execution of the Release Agreement provided to you on the date hereof as Attachment B to the Retirement Letter pursuant to which Modine is providing such benefits. Execution of the Release Agreement should occur on or after the Retirement Date.

In consideration for your continued service to the Company for the duration of the Transition Period, on or following the Retirement Date, the Company will waive the vesting requirements on certain of your equity awards as described below:

●	Unvested RSUs granted under the FY 25 and FY 26 LTIP will accelerate on the Retirement Date and shares will be delivered in respect thereof on or as soon as practicable following the Retirement Date, as follows:

RSU Grant Date	Unvested Portion to Accelerate
May 16, 2024	585 shares
May 16, 2025	1236 shares

●	Should the Performance Conditions be met under the Performance-Conditioned RSU granted to you on May 16, 2024 (the “Special Equity Program Award”) as determined by the HCC, any unvested RSUs from the Special Equity Program Award will accelerate upon the later of (1) the Retirement Date or (2) the date the HCC determines that the Performance-Conditions are met.
●	Should a payout be earned under the FY25-27 LTIP or the FY26-28 LTIP as determined by the HCC, you will receive a Performance Stock payout from your FY25-27 and FY26-28 LTIP Performance Stock Award, pro-rated based upon your months of service during the performance period, payable in 2027 and 2028 respectively at the same time that other participants receive shares, if any.

Attachment B

RELEASE AGREEMENT (“AGREEMENT”)

{NOT TO BE EXECUTED PRIOR TO THE RETIREMENT DATE}

1.	Parties.

This Agreement is between you, Eric S. McGinnis (for yourself, your spouse, heirs, representatives, and assigns (jointly “I” or “me” or “my” or “McGinnis” or “Employee”) and Modine (as defined in Paragraph 5).

2.	General Release of Claims.

In consideration of the accelerated and continued vesting of certain of my unvested equity awards, all as further described in the Retirement Letter and its attachments, all of which are incorporated hereto, I hereby release Modine from, and covenant not to sue Modine with respect to, any and all claims I have or may have against Modine.

3.	Claims to Which Release Applies.

This Agreement applies both to claims that are now known or are later discovered. However, this Agreement does not apply to any claims that may arise after the date I execute this Agreement. This Agreement does not apply to the right to enforce this Agreement and any claims that may not be released under applicable law, including, but not limited to, any charge or complaint filed with any administrative agencies such as the United States Equal Employment Opportunity Commission (“EEOC”).

4.	Claims Released.

The claims released include, but are not limited to, (a) claims arising out of or relating in any way to my employment with Modine or the conclusion of that employment; (b) claims for wrongful discharge, breach of contract, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination including, but not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act (“ADEA”), as amended (29 U.S.C. Section 621 et. seq.); Wisconsin Fair Employment Act, Wis. Stats. §111.33, et seq.; Wis. Stats. § 101.11; 943.39; Title VII of the Civil Rights Act of 1964, as amended; the Genetic Information Nondiscrimination Act; the Americans With Disabilities Act, as amended; Section 1981 of U.S.C. Title 42; National Labor Relations Act; Employee Retirement Income Security Act of 1974; the Equal Pay Act; state or federal parental, family and medical leave acts; invasion of privacy; the Uniformed Services Employment and Reemployment Rights Act (USERRA), or any other local, state, or federal military and/or veterans rights act, or any other claim based on veteran status; or arising under any other local, state or federal statute, ordinance, regulation or order; and (c) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits. Neither Modine’s signing of this Agreement, nor any actions taken toward compliance with its terms, constitutes Modine’s admission of any liability to me other than under this Agreement, or of any wrongdoing under any federal, state or local laws.

5.	Release Covers Claims Against Related Parties.

For purposes of this Agreement, the terms “Modine” includes Modine Manufacturing Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors, assigns, and retirement plan administrators and fiduciaries.

Therefore, the claims released include claims I have against any such persons or entities, as of the date of my execution of this Agreement.

6.	The Term “Claims and “Release” are Construed Broadly.

As used in this Agreement, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

7.	Release Binding on Employee.

This Agreement shall be binding upon and inure to the benefit of me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

8.	Employee Rights and Protections and Cooperation with Government Agencies.

Nothing in this Agreement, or any agreement or policy referenced in it, is intended or interpreted to prohibit me: (a) from participating, cooperating or providing information in an investigation by the EEOC or other government agency or entity regarding any claim released in this Agreement, any of the terms and conditions of this Agreement or my employment with Modine, or as may be required or permitted by law; (b) from seeking a judicial or administrative determination regarding the validity of the waiver and release set forth in this Agreement or from filing a charge or complaint with the EEOC or other government agency or entity; (c) from testifying and/or making truthful statements or disclosures regarding alleged unlawful employment practices or otherwise report any allegations of unlawful conduct, including criminal conduct, to a law enforcement agency (including federal, state, or local officials) for investigation; or (d) from reporting possible violations of federal law or regulation to any government agency or entity or making any disclosures that are protected under the whistleblower provisions of federal law or regulation or otherwise cooperating with any government inquiry without advance approval by or notice to Modine. Further, nothing in this Agreement shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency’s jurisdiction. Specifically, I may provide information to the Securities and Exchange Commission regarding any possible securities law violations and recover an award from the Securities and Exchange Commission as a result of my reporting such possible violations. Modine’s acknowledgment of this exception does not otherwise limit the scope of the waiver and release in Paragraphs 3 – 7 of this Agreement; I do, however, waive any right to recover damages or obtain any monetary or any other personal relief of any kind based on (y) a charge filed with the EEOC or state or local EEO agency, or (z) any lawsuit arising from such a charge. Also, excluded from release in this Agreement are any claims for benefits under state workers' compensation or unemployment laws.

9.	Consideration.

I have executed this Agreement in consideration of my eligibility for accelerated and continued vesting of certain unvested equity awards as further described in the Retirement Letter and its attachments. I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Modine. I further acknowledge that such benefits are sufficient to support this Agreement.

10.	Representations.

In connection with my decision to execute this Agreement I acknowledge that I have not relied on any verbal or written representations by Modine other than those explicitly set forth in this Agreement or the Retirement Letter and its attachments.

11.	Opportunity to Consider this Agreement Consultation with Attorney.

Because I am over 40 years of age, Modine hereby provides me with the following disclosures to ensure that my release and waiver of claims arising under the ADEA is knowing and voluntary. Modine and I agree that this waiver and release does not apply to any rights or claims that may arise under the

ADEA after the date in which I sign and return this Agreement pursuant to Paragraphs 12 and 19, below. I acknowledge that the consideration provided to me in exchange for my release under this Agreement is in addition to anything of value to which I was already entitled. By signing (and not revoking) this Agreement, I am permanently giving up, surrendering, and waiving any claim that Modine subjected me to unlawful discrimination or harassment, took any other unlawful adverse action against me, or violated any other provision of law in connection with my employment or retirement from employment. I have read this release and fully understand its terms. I have been offered twenty-one (21) days to consider its terms. MODINE HEREBY RECOMMENDS AND I ACKNOWLEDGE THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

12.	Voluntary Agreement; Acceptance.

I have entered into this Agreement knowingly and voluntarily and understand that its terms are binding on me. I may accept this Agreement by signing where indicated below.

13.	Partial Invalidity of Release.

If any part of this Agreement is held to be unenforceable, invalid or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

14.	Return of Modine Property; Confidentiality.

I have returned or will return to Modine any and all Modine property, including all equipment, telephones, keycards, records, files, papers, handbooks, Confidential Information (as defined below), computers and computer equipment that I had in my possession in whatever form, including electronic media.

During the course of my employment with Modine, I have had access to, received and/or developed information that is confidential to Modine including, without limitation, information pertaining to financial matters, budgets, strategic plans, marketing, sales, customers, business plans, inventions, processes, formulas, designs, supplies, products and employees (the “Confidential Information”). Confidential Information shall not include any information that is in the public domain by means other than improper disclosure, but shall include non-public compilations, combinations or analysis of otherwise public information. The restrictions set forth in this Paragraph 14 are in addition to and not in lieu of any obligations I may have under the law with respect to Modine’s Confidential Information, including any obligations I may owe under Wis. Stat. § 134.90 or similar statutes governing trade secrets which may extend beyond the contractual period restrictions herein. I acknowledge and agree that all Confidential Information was or is hereby assigned to and remains the exclusive property of Modine. I agree that I will maintain the Confidential Information in strict confidence and not disclose it to any person or use it in any way to harm Modine for a period of two (2) years following the end of my employment unless specifically required by this Agreement, by law or by written permission of Modine.

I further agree that I have not and will not, except as specifically noted below, make known the negotiations leading to and contents or terms of this Agreement except to my spouse, counsel, financial advisor, or tax advisor or except as required by law or as may be necessary in order to enforce this Agreement, and agree that if disclosure is made to my spouse, counsel, financial advisor, or tax advisor, they shall also be bound by this confidentiality provision and I shall take all reasonable steps to ensure that they comply with it. I acknowledge and agree that nothing in this Agreement or any other agreement(s) between me and Modine is intended to prevent me from making any truthful statements or disclosures regarding unlawful employment practices.

15.	Headings.

The headings and subheadings in this Agreement are inserted for convenience and reference only and are not to be used in construing this Agreement.

16.	Applicable Law.

Wisconsin state law will apply in connection with any dispute or proceeding concerning this Agreement.

17.	Suit in Violation of this Agreement – Loss of Benefits and Payment of Costs.

If I bring an action against Modine in violation of this Agreement or if I bring an action asking that this Agreement be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Modine all payments that I have received as consideration for my release under this Agreement. If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Modine in its successful defense against the action. However, the previous two sentences shall not be applicable to an action challenging the validity of this Agreement under the Age Discrimination in Employment Act (which I may do without penalty under this Agreement). I acknowledge and understand that all remaining benefits to be provided to me as consideration for this Agreement will permanently cease as of the date such action is instituted.

18.	Preservation of Rights under Benefit Plans and Indemnities.

This Agreement shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of Modine’s qualified and nonqualified benefit plans, or any rights I may have to indemnification under Modine’s officers and directors’ insurance coverage, Modine’s Articles of Incorporation or Bylaws or any expressly written indemnity agreement between Modine and me.

19.	7-Day Revocation Period.

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this Agreement to Modine Manufacturing Company, Attn: Brian J. Agen, 1500 DeKoven Avenue, Racine, Wisconsin 53403 to revoke this Agreement by giving written notice to that person. This Agreement and my entitlement to the consideration described in this Agreement and the Retirement Letter and its attachments will be binding and effective upon the expiration of this seven-day period if I do not revoke, but not before.

20.	Entire Agreement.

Unless otherwise stated in this Agreement or the Retirement Letter and its attachments, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Agreement and the Retirement Letter and its attachments. This Agreement, the Retirement Letter and its attachments set forth the entire agreement between Modine and me and completely supersedes any prior agreements, oral statements or understandings concerning my retirement and any benefits I might receive following that retirement. This Agreement and the Retirement Letter and its attachments do not supersede my obligations and Modine's rights under any confidentiality, intellectual property, or any other restrictive covenant I may have signed with Modine (including, but not limited to, the covenants in the Offer Letter Agreement between me and Modine dated as of July 16, 2021). I agree that I am not entitled to any other benefits or payments of any kind from Modine, except those described in this Agreement and the Retirement Letter and its attachments

21.	Counterparts and Electronic Signatures.

This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one in the same instrument. Facsimile, electronic, including DocuSign, and other copies or duplicates of this Agreement shall be valid and enforceable as originals.

EXECUTED THIS ___ DAY OF ________, 202_.

Employee’s Signature

Employee’s Name:                                         (please print)

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI 53403

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Name: _______________________	Date: _____________Title: ______